Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2022, Charlies Holdings, Inc. (“we” or “our”) had one class of securities, our common stock, par value $0.001 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our common stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2022.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2022, 219,163,631 shares of common stock were issued and outstanding and 133,423 shares of Series A Convertible Preferred Stock were issued and outstanding.

Our common stock is traded on the OTCQB Venture Marketplace under the symbol “CHUC”. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of common stock are entitled to receive, ratably, any dividends that may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to receive, ratably, the Company’s net assets available after the payment of all debts and other liabilities, and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which the Company may designate and issue in the future without further stockholder approval.